As filed with the Securities and Exchange Commission on April 28, 2017
Registration No. 333-216944

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________
AMENDMENT NO. 1 TO
FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________________
DIANA CONTAINERSHIPS INC.
(Exact name of Registrant as specified in its charter)
________________________

The Republic of the Marshall Islands (State or other jurisdiction of incorporation or organization)	N/A (I.R.S. Employer Identification Number)
Diana Containerships Inc. Pendelis 18 175 64 Palaio Faliro Athens, Greece (011) 30-216-600-2400	Seward & Kissel LLP Attention: Gary J. Wolfe, Esq. One Battery Park Plaza New York, New York 10004 (212) 574-1200
(Address and telephone number of Registrant's principal executive offices)	(Name, address and telephone number of agent for service)
________________________

Copies to:

Gary J. Wolfe, Esq.
Edward S. Horton, Esq.
 Seward & Kissel LLP
One Battery Park Plaza
New York, New York 10004
(212) 574‑1200 (telephone number)
(212) 480‑8421 (facsimile number)
________________________
Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective as determined by market conditions and other factors.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Series B-2 Convertible Preferred Shares, par value $0.01 per share	140,500(1)	$1,000(2)	$140,500,000(2)	$16,283.95*
Total				$16,283.95*

* Previously paid.
(1)
Represents shares of the Registrant's Series B-2 Convertible Preferred Stock issuable upon exercise of outstanding warrants originally issued by the Registrant in a private placement, in reliance on Regulation S under the Securities Act of 1933, as amended, pursuant to a Securities Purchase Agreement dated March 21, 2017.

(2)
This price is estimated in accordance with Rule 457(g) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and represents the exercise price of the outstanding warrants.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 to the Registration Statement on Form F-3 (File No. 333-216944) of Diana Containerships Inc. is being filed solely for the purpose of filing an amended Exhibit 5.1.  Accordingly, this Amendment No. 1 consists only of this explanatory note and Part II, including the signature page and the exhibit index.  This Amendment No. 1 does not contain a copy of the prospectus that was included in the Form F-3 and is not intended to amend or delete any part of the prospectus.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 8.  Indemnification of Directors and Officers.
The amended and restated bylaws of the Registrant provide that any person who is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another, partnership, joint venture, trust or other enterprise, shall be entitled to be indemnified by the Registrant upon the same terms, under the same conditions, and to the same extent as authorized by Section 60 of the Marshall Islands Business Corporations Acts, or the BCA, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The amended and restated bylaws of the Registrant further provide that the Registrant shall have the power to pay in advance expenses a director or officer incurred while defending a civil or criminal proceeding, provided that the director or officer will repay the amount if it shall ultimately be determined that he or she is not entitled to indemnification. In addition, as permitted by our amended and restated bylaws and Section 60 of the BCA, we maintain directors' and officers' insurance, pursuant to which we provide insurance coverage against certain liabilities to which our directors and officers may be subject, including liability incurred under U.S. securities law.

Section 60 of the BCA provides as follows regarding the indemnification of directors and officers:

(1)
Actions not by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(2)
Actions by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(3)
When director or officer is successful. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

(4)
Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

(5)
Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office

(6)
Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7)
Insurance. A corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 9. Exhibits.
The Exhibit Index at the end of this registration statement identifies the exhibits which are included in this registration statement and are incorporated herein by reference.
Item 10. Undertakings.
The undersigned registrant hereby undertakes:
(a)	Under Rule 415 of the Securities Act,
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement unless the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of a prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.  Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 under the Securities Act of 1933 if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)(i)	That, for the purpose of determining any liability under the Securities Act of 1933, as amended, to any purchaser;
(A)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this Registration Statement as of the date the filed prospectus was deemed part of and included in this Registration Statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) – (g)	Not applicable.
(h)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(i) – (k)	Not applicable.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Athens, Greece, on April 28, 2017.

DIANA CONTAINERSHIPS INC.

By:	/s/ Symeon Palios
Name:	Symeon Palios
Title:	Chairman & Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on April 28, 2017.

Signature	Title

/s/ Symeon Palios	Chief Executive Officer, Chairman and
Symeon Palios	Diector (Principal Executive Officer)

*	Chief Financial Officer and Treasurer (Principal Financial
Andreas Michalopoulos	Officer and Principal Accounting Officer)

*	Director and President
Anastasios Margaronis

*	Director, Chief Operating Officer and Secretary
Ioannis Zafirakis

*	Director
Giannakis Evangelou

*	Director
Antonios Karavias

*	Director
Nikolaos Petmezas

*	Director
Reidar Brekke

* By:	/s/ Gary J. Wolfe
Gary J. Wolfe
Attorney-in-fact

AUTHORIZED UNITED STATES REPRESENTATIVE
Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative of the Registrant in the United States, has signed this registration statement in Wilmington, Delaware, on April 28, 2017.

CONTAINER CARRIERS (USA) LLC

By:	Diana Containerships Inc., its Sole Member

By:	/s/ Ioannis Zafirakis
Name:	Ioannis Zafirakis
Title:	Director, Executive Vice President and Secretary

Exhibit Index
Exhibit Number	Description

1.1	Securities Purchase Agreement, dated March 21, 2017*
4.1	Form of Common Share Certificate*
4.2	Certificate of Designations of Rights, Preferences and Privileges of Series A Participating Preferred Stock of Diana Containerships Inc., dated August 2, 2010*
4.3	First Amended and Restated Stockholders Rights Agreement, dated August 29, 2016*
4.4	Statement of Designations, Preferences and Rights of the Series B-2 Convertible Preferred Stock of Diana Containerships Inc., dated March 21, 2017*
4.5	Form of Series B-2 Preferred Warrant*
4.6	Registration Rights Agreement, dated March 21, 2017*
5.1	Opinion of Seward & Kissel LLP, United States and Marshall Islands counsel to the Company
8.1	Opinion of Seward & Kissel LLP, with respect to certain tax matters*
23.1	Consent of Seward & Kissel LLP (included in Exhibit 5.1)
23.2	Consent of Independent Registered Public Accounting Firm*
24.1	Power of Attorney (contained in signature page)*

* Previously filed.